EXHIBIT 99.1

Global Blood Therapeutics Expands Ongoing Phase 2a HOPE-KIDS 1 Study into Younger Pediatric Population

SOUTH SAN FRANCISCO, Calif., July 10, 2017 (GLOBE NEWSWIRE) -- Global Blood Therapeutics, Inc. (GBT) (NASDAQ:GBT) today announced that it has expanded the ongoing HOPE-KIDS 1 Study (GBT440-007), a Phase 2a open-label study of GBT440 in pediatric patients with sickle cell disease (SCD), to include a new single-dose cohort in children age 6 to 11.

“Following positive pharmacokinetic and safety results from the single-dose cohort of adolescent patients age 12 to 17, which were recently presented at the Congress of the European Hematology Association, we have dosed the first patient in a new cohort of younger children, age 6 to 11,” said Ted W. Love, M.D., president and chief executive officer of GBT. “We believe a new treatment option for SCD is desperately needed for patients of all ages and have designed our development program to generate data across age groups. We anticipate data from this new single-dose cohort in younger pediatric participants later this year, which will help inform future GBT440 dose selections for continued evaluation in children.”

About the HOPE-KIDS 1 Study
The open-label, single- and multiple-dose HOPE-KIDS 1 Study (GBT440-007) is evaluating the safety, tolerability, pharmacokinetics and exploratory treatment effect of GBT440 in a pediatric population (age 6 to 17) with SCD. The study is being conducted in two parts:

  The single-dose Part A portion includes two cohorts of patients who will receive a single oral dose of 600 mg of GBT440. Cohort 1 is complete, with seven patients age 12 to 17 enrolled. Cohort 2, which is the recently initiated portion of the study, will enroll patients age 6 to 11.
  Part B will explore the safety of multiple doses of GBT440 administered to patients age 12 to 17. The doses being evaluated, 900 mg per day and 1500 mg per day, are consistent with those currently being administered in GBT’s ongoing Phase 3 HOPE Study in patients age 12 and older.

About Sickle Cell Disease (SCD)
SCD is a lifelong inherited blood disorder caused by a genetic mutation in the beta-chain of hemoglobin, which leads to the formation of abnormal hemoglobin known as sickle hemoglobin (HbS). In its deoxygenated state, HbS has a propensity to polymerize, or bind together, forming long, rigid rods within a red blood cell (RBC). The polymer rods deform RBCs to assume a sickled shape and to become inflexible, which can cause blockage in capillaries and small blood vessels. Beginning in childhood, SCD patients suffer unpredictable and recurrent episodes or crises of severe pain due to blocked blood flow to organs, which often lead to psychosocial and physical disabilities. This blocked blood flow, combined with hemolytic anemia (the destruction of RBCs), can eventually lead to multi-organ damage and early death.

About GBT440 in Sickle Cell Disease
GBT440 is being developed as an oral, once-daily therapy for patients with SCD. GBT440 works by increasing hemoglobin's affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, GBT believes GBT440 blocks polymerization and the resultant sickling of red blood cells. With the potential to restore normal hemoglobin function and improve oxygen delivery, GBT believes that GBT440 may potentially modify the course of SCD. In recognition of the critical need for new SCD treatments, the U.S. Food and Drug Administration (FDA) has granted GBT440 both Fast Track and Orphan Drug designations for the treatment of patients with SCD, the European Medicines Agency (EMA) has included GBT440 in its Priority Medicines (PRIME) program, and the European Commission (EC) has designated GBT440 as an orphan medicinal product for the treatment of patients with SCD.

GBT is currently evaluating GBT440 in the HOPE (Hemoglobin Oxygen Affinity Modulation to Inhibit HbS PolymErization) Study, a Phase 3 clinical trial in patients age 12 and older with SCD. Additionally, GBT440 is being studied in the ongoing Phase 1/2 GBT440-001 trial and in the ongoing HOPE-KIDS 1 Study, an open-label, single- and multiple-dose study in pediatric patients (age 6 to 17) with SCD. HOPE-KIDS 1 is assessing the safety, tolerability, pharmacokinetics and exploratory treatment effect of GBT440.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. is a clinical-stage biopharmaceutical company dedicated to discovering, developing and commercializing novel therapeutics to treat grievous blood-based disorders with significant unmet need. GBT is developing its lead product candidate, GBT440, as an oral, once-daily therapy for sickle cell disease. GBT is also investigating GBT440 for the treatment of hypoxemic pulmonary disorders in two ongoing Phase 2a studies in patients with idiopathic pulmonary fibrosis. To learn more, please visit www.globalbloodtx.com and follow the company on Twitter: @GBT_news.

Forward-Looking Statements
Statements we make in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements, including statements regarding the therapeutic potential and safety profile of GBT440, our ability to implement our clinical development plans for GBT440 in both SCD and hypoxemic pulmonary disorders, our ability to generate and report data from our ongoing studies of GBT440, regulatory review and actions relating to GBT440, our ability to generate and report data from the new single-dose cohort in younger pediatric participants and the timing of these events, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, the risks that our clinical and preclinical development activities may be delayed or terminated for a variety of reasons, that regulatory authorities may disagree with our clinical development plans or require additional studies or data to support further clinical investigation of our product candidates, and that drug-related adverse events may be observed in later stages of clinical development, along with those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, as well as discussions of potential risks, uncertainties and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:
Joey Fleury (investors and media)
Pure Communications
415-946-1090
investor@globalboodtx.com
media@globalbloodtx.com